Exhibit 10.1

SECOND AMENDMENT AGREEMENT

dated July 2, 2015

between

(1)     GULFMARK AMERICAS, INC.

as Original Borrower

(2)     GULFMARK OFFSHORE, INC.

as Parent and Original Guarantor

(3)     GULFMARK MANAGEMENT, INC.

(4) THE ROYAL BANK OF SCOTLAND PLC
as Agent

_________________________________________________________________________________

Relating to a US$300,000,000 Multicurrency Facility Agreement

originally dated 26 September 2014

_________________________________________________________________________________

Pinsent Masons LLP

13 Queen's Road

Aberdeen

AB15 4YL

Tel: +44 (0)1224 377900

Fax: +44 (0)1224 377901

Web Site: http://www.pinsentmasons.com

62128117

THIS AGREEMENT is made on July 2, 2015 (the "Agreement") between:

(1)	GULFMARK AMERICAS, INC., a company incorporated in Delaware with charter number 4071108 (the " Original Borrower");

(2)	GULFMARK OFFSHORE, INC., a company incorporated in Delaware with charter number 2689611 (the "Parent" and "Original Guarantor");

(3)	GULFMARK MANAGEMENT, INC., a company incorporated in Delaware with charter number 4386616 ("GMI"); and

(4)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the "Agent".

IT IS AGREED AS FOLLOWS:-

1	INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Agreement or the context otherwise requires, terms defined in the Facility Agreement (as defined below) (whether expressly or by incorporation) shall have the same meaning when used in this Agreement. References to “Schedules” of this Agreement shall refer to the schedules attached hereto and not to the “Schedules” attached to the Facility Agreement. In addition:

"Effective Date" has the meaning given in clause 3 below; and

"Facility Agreement" means the $300,000,000 Multicurrency Facility Agreement entered into between, inter alia, the Original Borrower and the Agent originally dated 26 September 2014, as the same has been amended on the First Amendment Date and otherwise prior to the date hereof.

1.2	Incorporation

The provisions of clauses 1.2 (Construction), 1.3 (Third Party Rights), 1.4 (Accounting Terms; GAAP), 41 (Notices), 43 (Partial Invalidity), 44 (Remedies and waivers), 45 (Amendments and Waivers) and 49 (Enforcement) of the Facility Agreement shall be incorporated into, and apply to, this Agreement, mutatis mutandis, as if the same had been set out in full herein. Except as otherwise expressly set forth herein, the Facility Agreement shall continue in full force and effect without amendment or modification thereto.

2	AMENDMENTS

From the Effective Date, the Facility Agreement shall be amended as follows:-

2.1	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""Capital Expenditure" means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure";

2.2	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

"Credit Facilities Indebtedness" means Credit Facilities of an Obligor, the Parent or any of their respective Subsidiaries and letters of credit pursuant to one or more such Credit Facilities (with letters of credit being deemed to have an outstanding amount equal to the maximum potential liability of the Group members thereunder or in connection therewith)";

2.3	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

"Delivery Date" means the date of registration of a New Build Vessel in the name of a member of the Group;

2.4	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""First Amendment Date" means 13 February 2015”;

2.5

In clause 1.1 of the Facility Agreement, the definition of "Margin" shall be amended by deleting the current definition in its entirety and replacing it with the definition set out in Schedule 2 of this Agreement;

2.6	In clause 1.1 of the Facility Agreement, the definition of "Permitted Acquisition" shall be amended by deleting the current definition and replacing it with the following:-

"Permitted Acquisition" means:-

(1) any Capital Expenditure; or

(2) any acquisition (by merger, consolidation, asset purchase or otherwise) by the Obligor of any vessel or all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person (an "Acquisition"), in either case if:

(a)	no Event of Default is continuing or would result therefrom;

(b)	the Parent and its consolidated Subsidiaries are in Pro Forma Compliance, after giving effect to such proposed Capital Expenditure or Acquisition, with Clause 28 (Financial Covenants);

(c)	the Parent and its consolidated Subsidiaries shall demonstrate that, prior to and after giving effect to such Capital Expenditure or Acquisition the sum of all Cash, Cash Equivalent Investments and Available Commitments shall be equal to at least $20,000,000;

(d)	the Capital Expenditure or Acquisition relates to substantially the same industry engaged in by or business carried on by, the Group; and

(e)	in the case of an Acquisition, the acquired entity, division or line of business to be acquired is either Consolidated Adjusted EBITDA positive or is projected to be Consolidated Adjusted EBITDA positive within 12 Months of the date of Acquisition on a consolidated pro forma basis.

2.7	In Clause 1.1 of the Facility Agreement, the definition of "Permitted Distributions" shall be deleted;

2.8	In Clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""Relevant Net Cash Proceeds" means the lesser of (a) the Net Cash Proceeds and (b) such amount of the Net Cash Proceeds as are required to reduce Loans outstanding under this Agreement to zero";

2.9	In Clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""Restricted Period" means the period commencing on the First Amendment Date and ending on December 31, 2017";

2.10	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""Second Amendment Agreement" means the amendment agreement relative to this Agreement made between the Parent, the Original Borrower, GulfMark Management, Inc, and the Agent and dated on or around July 1, 2015”;

2.11	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

""Second Amendment Date" means the Effective Date under and as defined in the Second Amendment Agreement”;

2.12	In clause 1.1 of the Facility Agreement, the following new definition shall be inserted:-

"SLB Capitalised Lease Obligations" means Financial Indebtedness comprising Capitalised Lease Obligations arising from any sale and leaseback transaction in respect of one or more Collateral Vessels or any other vessels owned by a member of the Group;

2.13

In clause 1.1 of the Facility Agreement, the definition of "Total Revolving Facility Commitments" shall be amended by deleting the current definition in its entirety and replacing it with the following:-

""Total Revolving Facility Commitments" means the aggregate of the Revolving Commitments, being $200,000,000 as of the Second Amendment Date";

2.14	Clause 2.3 (Accordion Option) of the Facility Agreement shall not apply during the Restricted Period;

2.15	Clause 19.1 (Commitment fee) of the Facility Agreement shall be amended by deleting clause 19.1.1 thereof in its entirety and replacing it with the following clause 19.1.1:-

"The Original Borrower shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of zero point three seven five (0.375) per cent per annum (the “commitment fee rate”) on that Lender's Available Revolving Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility; provided, however, that in lieu of the foregoing, for the period commencing on the Second Amendment Date and ending on the last day of the Restricted Period, such commitment fee rate shall be zero point seven five (0.75) per cent per annum";

2.16	A new Clause 27.12 shall be inserted into the Facility Agreement as follows:-

"27.12	Quarterly Forecasts

27.12.1	At the same time as it delivers each quarterly Compliance Certificate, the Parent shall deliver to the Agent a single page profit and loss statement forecast reflecting the Parent's projections (on a consolidated basis for the Group) as of the date thereof for the next three Financial Quarters (a "Forecast").

27.12.2	The Parent shall ensure that each Forecast delivered to the Agent hereunder is prepared in good faith, on the basis of assumptions believed by the Parent to be reasonable at the time it was prepared, it being understood that the Forecast by its nature is uncertain and no assurance is given that the Forecast will be achieved.

2.17	Clause 28.1 (Financial covenants) of the Facility Agreement shall be amended by deleting clause 28.1.2 thereof in its entirety and replacing it with the following clause 28.1.2:-

"Consolidated Interest Coverage Ratio: The Parent shall not permit the Consolidated Interest Coverage Ratio, for any period of four consecutive Financial Quarters of the Parent ending on a Quarter Date specified below, to be less than the ratio set forth below opposite such Quarter Date:

Quarter Date	Consolidated Interest Coverage Ratio

occurring on or after September 30, 2014 and on or prior to December 31, 2014	4.0 to 1.0

occurring on March 31, 2015	3.5 to 1.0

occurring on June 30, 2015	3.0 to 1.0

occurring on September 30, 2015	1.75 to 1.0

occurring on December 31, 2015	1.25 to 1.0

occurring on or after March 31, 2016 and on or prior to December 31, 2016	1.0 to 1.0

occurring on March 31, 2017 and June 30, 2017	1.25 to 1.0

occurring on September 30, 2017 and December 31, 2017	1.50 to 1.0

occurring on March 31, 2018 and June 30, 2018	2.0 to 1.0

occurring on or after September 30, 2018 and on or prior to the Termination Date	3.0 to 1.0

2.18	Clause 28.1 (Financial covenants) of the Facility Agreement shall be amended by deleting clause 28.1.4 thereof in its entirety and replacing it with the following clause 28.1.4:-

"Collateral to Commitments Ratio: The Collateral to Commitments Ratio shall be tested as at each Quarter Date from and including June 30, 2015 and shall be at least:-

(a)	1.15 to 1.0 for the Quarter Date occurring on June 30, 2015;

(b)	1.50 to 1.0 for the Quarter Date occurring on September 30, 2015 and each other Quarter Date occurring after the Second Amendment Date and before the end of the Restricted Period; and

(c)	1.25 to 1.0 for any Quarter Date occurring on, or after, the last day of the Restricted Period.";

2.19	Clause 28.1 (Financial covenants) of the Facility Agreement shall be amended by adding the following new Clause 28.1.5:-

"Minimum Liquidity: Liquidity shall be tested at the end of each Financial Quarter and shall not be less than $50,000,000 (or its equivalent in other currencies, which shall be calculated using the Agent's Spot Rate of Exchange)."

2.20

Clause 28.3 (Equity Cure) of the Facility Agreement shall be amended by deleting clause 28.3 thereof in its entirety and replacing it with the new Clause 28.3 (Cure) set out in Schedule 3 of this Agreement;

2.21	Clause 28.5 (Financial covenant definitions) shall be amended by adding the following definition:-

""Available Cash" means, as at the relevant date, Cash save that, for purposes of determining Available Cash, references within the definition of "Cash" to "an Obligor" and "Obligors" shall be references to "a member of the Group" and "members of the Group" respectively";

2.22	Clause 28.5 (Financial covenant definitions) shall be amended by adding the following definition:-

""Headroom" means, as at the relevant date, the aggregate of the undrawn commitments available to the Group under the Credit Facilities provided that, undrawn commitments under this Agreement shall be included in such calculation during a Cure Period notwithstanding that the same are not available for drawing";

2.23	Clause 28.5 (Financial covenant definitions) shall be amended by adding the following definition:-

""Liquidity" means Available Cash plus Headroom";

2.24	Clause 29.4 (Dividends) of the Facility Agreement shall be amended by deleting the current clause in its entirety and replacing it with a new clause 29.4 as follows:-

29.4	Distributions

The Parent may not make or declare payment of any Distribution unless:

29.4.1	the Parent and its consolidated Subsidiaries are in Pro-Forma Compliance after giving effect to such Distribution with Clause 28 (Financial Covenants) in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent as if such Distribution had occurred on the first day of each relevant period for testing such compliance; and

29.4.2	no Default is continuing or would result therefrom;

provided, however, that the Parent may not (unless with the prior written consent of the Agent (acting on the instructions of the Majority Lenders)) make or declare payment of any Distribution during the Restricted Period except for:

(a)

Distributions of the Parent, other than as permitted pursuant to clauses (b) through (d) below, up to a maximum aggregate amount (payable by the Parent pursuant to this clause (a)) not exceeding $1,000,000 (or its currency equivalent) in any calendar year during the Restricted Period PROVIDED THAT the payment of any Distribution after the date of declaration of such Distribution is permitted if, at the date of declaration of such Distribution, such payment would have complied with this paragraph (a);

(b)

the redemption, repurchase, retirement, defeasance or other acquisition of Equity Interests of the Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, Equity Interests of the Parent;

(c)	Repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options;

(d)

Repurchases of Equity Interests occurring in connection with the delivery to Parent of Equity Interests of Parent in satisfaction of indemnification obligations of a party to a business or asset acquisition agreement.

and provided further that any Distributions made pursuant to paragraphs (b) to (d) (inclusive) above are made on a cashless or net cash neutral basis.

2.25	Clause 29.8 (Acquisitions) shall be amended by deleting the current Clause 29.8 in its entirety and replacing it with a new clause 29.8 as follows:-

29.8	Acquisitions and Capital Expenditure

No Obligor shall (and during the Restricted Period, the Parent shall procure that no other member of the Group shall) incur any Capital Expenditure or acquire any vessel, Person or any Equity Interest of or a division or line of business of a Person (or, in each case, any interest in any of them) except for:

29.8.1	Permitted Acquisitions;

29.8.2	Permitted Capital Expenditures;

29.8.3	interests in joint ventures permitted under Clause 29.9 (Joint ventures);

29.8.4

Equity Interests issued by the Parent or by Subsidiaries (other than Equity Interests of each Borrower unless such Equity Interests of each Borrower are pledged to the Security Agent on terms satisfactory to it to secure the repayment of the Loans); and

29.8.5	Equity Interests acquired:

(a)	in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; or

(b)	as a result of a foreclosure by a member of the Group with respect to any secured transaction or other transfer of title with respect to any secured transaction in default;

provided that, during the Restricted Period, this Clause 29.8. is subject to the limitations set forth in Clause 29.27.

2.26	Clause 29.9 (Joint ventures) shall be amended by deleting the current Clause 29.9 in its entirety and replacing it with a new clause 29.9 as follows:-

29.9	Joint ventures

No Obligor shall (and during the Restricted Period, the Parent shall procure that no other member of the Group shall) enter into, acquire any Equity Interest in, or transfer any assets (including cash) to, a Joint Venture with a third-party non-Affiliate, except that:-

29.9.1	none of the foregoing shall prohibit, limit or affect in any way any acquisition from any Person of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to, the Parent or any Subsidiary thereof (other than the Borrower) so long as the Parent, after giving effect to any such transaction, is in Pro Forma Compliance under Clause 28.1 (Financial covenants);

29.9.2	none of the foregoing shall prohibit, limit or affect in any way any acquisition of any Equity Interests by, investment by, loan from, debt purchase agreement with, or transfer of assets by or to each Obligor to the extent that the aggregate consideration for all such investments in, acquisitions of or transfers of assets to such Joint Venture by any Obligor does not exceed the greater of $100,000,000 and 7.5% of Consolidated Tangible Assets of the Parent and its Subsidiaries from and after the date hereof through the remaining term of this Agreement and no Collateral Vessel shall be transferred to such Joint Venture; and

29.9.3	notwithstanding any provision in this Agreement (but subject to the proviso below), any Obligor may enter into any vessel charter of any kind (including without limitation a bareboat charter) or vessel management agreement of any kind as may be required or deemed advisable to comply with local laws pertaining to the ownership, operation or use of a vessel in a particular jurisdiction, provided:-

(a)	the vessel subject to such charter or agreement is not a Collateral Vessel; or

(b)	if the vessel subject to such charter or agreement is a Collateral Vessel, that (i) such charter or agreement is on arm's length terms (ii) ownership of the Collateral Vessel is not transferred from the Obligor; and (iii) the value and priority of liens of the Secured Parties on, or the ability of the Security Agent to exercise powers and remedies in relation to, the Transaction Security is not in any way prejudiced by the terms of the relevant agreement (except for the procedural aspects of exercising secured creditors’ rights against collateral in possession of a charter party);

provided that during the Restricted Period, this Clause 29.9. is subject to the limitations set forth in Clause 29.27.

2.27	Clause 29.15 of the Facility Agreement shall be amended by deleting the current sub-clause (a) and inserting the replacement sub-clause (a) set out in Schedule 4 of this Agreement in its place;

2.28	Clause 29.26 (Conditions subsequent) of the Facility Agreement shall be amended by deleting the current Clause 29.26.3 and replacing it with the following new Clause 29.26.3:-

"To the extent the Group takes delivery of the same, the Original Borrower shall provide to the Agent:

(a)	a first priority mortgage granted by the Original Borrower over each of the New Build Vessels; and

(b)

such other documents and agreements as the Agent may reasonably require (including, but not limited to, evidence of insurance and a legal opinion confirming inter alia the enforceability of the security referred to in sub-paragraph (a) above and that the existing fleet mortgage remains in full force and effect as regards the other Collateral Vessels), in each case in form and substance satisfactory to the Agent and, in the case of sub-paragraph (a) above, in form equivalent to the other Transaction Security Documents. The Original Borrower shall comply with such obligations (i) in the case of the Regulus, no later than 17 July 2015 and (ii) in the case of the other New Build Vessels, no later than the date falling 45 days after the relevant Delivery Date. The relevant New Build Vessel shall constitute a "Collateral Vessel" for purposes of the Collateral to Debt Ratio and the Collateral to Commitments Ratio with effect from the date specified by the Agent as the date on which the deliverables provided for in paragraphs (a) and (b) above have been duly delivered in form and substance satisfactory to it. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.";

2.29	A new Clause 29.27 is hereby added to the end of Clause 29 of the Facility Agreement as follows:-

29.27	Limitations on Certain Activities During the Restricted Period

“During the Restricted Period, the aggregate amount of cash and Cash Equivalent Investments:-

(a) paid as consideration for (i) Capital Expenditures other than Permitted Capital Expenditures, (ii) Acquisitions and (iii) Equity Interests in Joint Ventures and

(b) transferred to Joint Ventures

shall not exceed $10,000,000 (or its currency equivalent) in any calendar year absent the prior written consent of the Agent (acting on the instructions of the Majority Lenders).”

2.30

From the Second Amendment Date until the end of the Restricted Period, Clauses 31.1 and 31.4 of the Facility Agreement as in effect immediately prior to the Effective Date shall be suspended and without force or effect, and in place of such current Clauses 31.1 and 31.4, Clauses 31.1 and 31.4 as set out in Schedule 5 of this Agreement shall be substituted. After the Restricted Period, Schedule 5 shall no longer apply, and Clauses 31.1 and 31.4 shall thereafter be in full force and effect as if Schedule 5 had never existed.

2.31	The current Part 2 of Schedule 1 of the Facility Agreement shall be deleted and replaced with the text set out in Schedule 6 of this Agreement.

3	EFFECTIVE DATE

Clause 2 of this Agreement shall take effect on the date upon which the Agent gives written confirmation to the Parent that the Agent has received (or has waived its requirement to receive) all of the documents and other evidence listed in Schedule 1 of this Agreement in each case in form and substance satisfactory to the Agent (the “Effective Date”).

4	LONGSTOP

4.1	If the Effective Date has not occurred by 5pm, London time, on 31 July 2015, then this Agreement shall automatically terminate.

4.2	The Agent shall promptly notify the Parent and the Lenders of the occurrence of the Effective Date.

5	CONDITION SUBSEQUENT

5.1

Within 10 Business Days of the Effective Date, the Original Borrower shall deliver to the Agent evidence of amendments to the financial covenants under the existing NOK600m bilateral facility between DNB Bank ASA and GulfMark Rederi AS that are no more restrictive to Parent than those set forth in Clause 28 of the Facility Agreement (as amended by this Agreement).

5.2

Following the Effective Date, by no later than 20 July 2015, the Original Borrower shall deliver to the Agent a valuation by an Approved Broker (other than Fearnley AS) addressed to the Agent and reflecting the Appraised Value for each Collateral Vessel as at 30 June 2015.

6	GUARANTEE AND SECURITY

With effect from the Effective Date, each Obligor and GMI confirms that any security or guarantee created or given by it under the Finance Documents (including, in the case of each Obligor, under clause 25 (Guarantee and indemnity) of the Facility Agreement) will:

6.1	continue in full force and effect; and

6.2	extend to all liabilities and obligations of the Obligors arising under the Facility Agreement as amended by this Agreement.

7	REPEATING OF REPRESENTATIONS

Each Obligor makes the Repeating Representations to each Finance Party on the date of this Agreement and on the Effective Date.

8	FEES AND EXPENSES

8.1

The Original Borrower shall pay (or cause to be paid) to the Agent (for the account of each Lender) an amendment fee computed at the rate of zero point five (0.5) per cent of each Lender's Revolving Facility Commitment as of the Effective Date (being a fee, in aggregate, equal to $1,000,000). The Original Borrower shall pay (or cause to be paid) such fee within five Business Days of the occurrence of the Effective Date.

8.2

The Original Borrower shall promptly on demand pay the Agent the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by it in connection with the entering into of this Agreement and the transactions contemplated thereby.

9	FINANCE DOCUMENT

The Agent and the Parent hereby designate this Agreement as a Finance Document for the purposes of the Facility Agreement and the other Finance Documents.

10	UPDATED BUDGET FOR FINANCIAL YEAR 2015

The Parent and the Agent agree that the document delivered pursuant to paragraph 4.2 of Schedule 1 of this Agreement shall constitute the Budget for the Financial Year ending 31 December 2015 delivered pursuant to clause 27.4 (Budget) of the Facility Agreement.

11	AGENT

The Agent, with the consent of all the Lenders, enters into this Agreement on behalf of all the Finance Parties pursuant to and in accordance with clause 45.1.2 of the Facility Agreement.

12	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

13	GOVERNING LAW

This Agreement and any non-contractual obligation arising out of or connected with this Agreement are governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

1	Corporate Authorisations

1.1	Certified true copies of the following:-

1.1.1	Certificate of Fact (Texas) for GulfMark Americas, Inc.;

1.1.2	Certificate of Fact (Texas) for GulfMark Offshore, Inc.;

1.1.3	Certificate of Good Standing (Delaware) for GulfMark Americas, Inc.;

1.1.4	Certificate of Good Standing (Delaware) for GulfMark Offshore, Inc.;

1.1.5	Certificate of Good Standing (Delaware) for GulfMark Management, Inc.;

1.1.6	Certificate of UCC Search from Delaware on GulfMark Americas, Inc.;

1.1.7	Certificate of UCC Search from Delaware on GulfMark Offshore, Inc.;

1.1.8	Certificate of UCC Search from Delaware on GulfMark Management, Inc.;

1.1.9	Certificates of Incumbency for each of the Obligors and GMI.

1.2	A copy of a resolution of the board of directors of each Obligor and GMI:

1.2.1	authorising a specified person or persons to execute the documents required hereby to which it is a party on its behalf; and

1.2.2

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the documents to which it is a party.

1.2.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2.1 above in relation to such documents.

1.3

A certificate of the Parent confirming that the amendments contemplated in this Agreement would not cause any borrowing, guarantee, security or similar limit binding on any Obligor or GMI (as applicable) to be exceeded.

1.4

A certificate of an authorised signatory of each Obligor and GMI certifying that each copy of its resolutions specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

1.5

An officer's certificate of each Obligor and GMI certifying that there has been no change to its Certificate of Incorporation, Bylaws, Domicile Address, EIN and Charter Number since the documents were last provided to the Agent.

2	FINANCE DOCUMENTS

2.1	A copy of this Agreement executed by each Obligor and GMI.

2.2

A copy of the amendment agreement between the Original Borrower and the Security Agent, in respect of the First Preferred Fleet Mortgage dated 26 September 2014 granted by the Original Borrower in favour of the Security Agent (as security trustee for the Secured Parties), executed by the Original Borrower.

3	LEGAL OPINIONS

The following legal opinions, each addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:-

3.1	a legal opinion of Norton Rose Fulbright US LLP, US legal advisers to the Original Borrower, the Parent and GMI as to US, Texas and Delaware law; and

3.2	a legal opinion of Pinsent Masons LLP, UK legal advisers to the Agent as to English law.

4	MISCELLANEOUS

4.1	A valuation by Fearnley AS (addressed to the Agent) reflecting the Appraised Value for each Collateral Vessel on or around 10 June 2015.

4.2	Revised financial forecasts of the Parent budget for the Financial Years ending 31 December 2015 and 31 December 2016 (as per the pdf document entitled "Bank Presentation 2015 06 18").

SCHEDULE 2

NEW DEFINITION OF "MARGIN"

"Margin"	means in relation to any Revolving Facility Loan or Unpaid Sum:-

	(a)	until 30 September 2014, 2.0 per cent per annum; and

	(b)	thereafter, the percentage rate per annum shall be determined by reference to (A) the Capitalisation Ratio calculated as at the most recent Quarter Date and (B) the level of aggregate Utilisations then outstanding, such that the percentage rate per annum applicable at any time shall be the relevant Margin set out below in the column opposite the applicable Capitalisation Ratio:-

Capitalisation Ratio	Margin % p.a.

Greater than 45%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 3.25 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 3.75 per cent per annum.

Greater than 40% but less than or equal to 45%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 3.0 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 3.50 per cent per annum.

Greater than 35% but less than or equal to 40%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 2.75 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 3.25 per cent per annum.

Greater than 30% but less than or equal to 35%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 2.50 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 3.0 per cent per annum.

Greater than 25% but less than or equal to 30%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 2.25 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 2.75 per cent per annum.

Less than or equal to 25%

If aggregate Utilisations are less than or equal to $125,000,000, the Margin shall be 2.0 per cent per annum.

If aggregate Utilisations are greater than $125,000,000, the Margin shall be 2.50 per cent per annum.

provided however:-

(i)

any increase or decrease in the Margin for a Revolving Facility Loan shall take effect on the date (the "reset date") which is the first day of the next Interest Period for that Revolving Facility Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 27.2 (Provision and contents of Compliance Certificate);

(ii)

if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for a reduced Margin, then the provisions of Clause 16.2 (Payment of interest) shall apply and the Margin for that Revolving Facility Loan shall be the percentage per annum determined using the table above and the revised Capitalisation Ratio calculated using the figures in the Compliance Certificate;

(iii)

while an Event of Default is continuing, the Margin for each Revolving Facility Loan under the Revolving Facility shall be (A) the highest percentage per annum set out above for a Revolving Facility Loan under the Revolving Facility plus (B) two (2) per cent; and

(iv)	for the purpose of determining the Margin, Capitalisation Ratio and Relevant Period shall be determined in accordance with Clause 28 (Financial covenants).

SCHEDULE 3

NEW CLAUSE 28.3

28.3     Cure

28.3.1

Subject to Clause 28.4 (Limitations) below, if a Default has occurred under Clause 28.1 (Financial covenants) above in respect of a breach of Clauses 28.1.1, 28.1.3 and/or 28.1.4 above (a "Curable Default"), the Borrower may, not later than 20 Business Days’ after delivery of the relevant Compliance Certificate relating to the Quarter Date which demonstrates that Curable Default or, if earlier, the date on which the Borrower becomes aware of such Default (such 20 Business Day period being a "Cure Period"):-

(a)

for the purposes of calculating the Collateral to Debt Ratio and/or the Capitalisation Ratio, deduct the Cure Amount from the total amount outstanding under the Revolving Facility as if the Cure Amount had been applied in repayment of the Revolving Facility provided that 100% of the Cure Amount must be used to prepay the Revolving Facility within such 20 Business Day period in accordance with the other provisions of this Agreement; and/or

(b)	for the purposes of calculating the Collateral to Commitments Ratio, reduce the Total Revolving Facility Commitments by such Cure Amount.

28.3.2

Once the Cure Amount has been applied in prepayment or the Total Revolving Facility Commitments reduced (as relevant) as contemplated above by the Borrower, the relevant financial covenant in Clause 28.1 (Financial Covenants), the subject of the relevant Curable Default, shall be retested taking into account the application of the Cure Amount as if that application had been made immediately prior to the relevant Quarter Date.

28.3.3	If, after being retested in accordance with Clause 28.3.2 above, the financial covenant(s) in Clauses 28.1.1, 28.1.3 and/or 28.1.4 above the subject of the relevant Curable Default is complied with:-

(a)

the Borrower shall be deemed to have satisfied the requirements of that financial covenant(s) as of the relevant Quarter Date with the same effect as if there had been no breach of such financial covenant(s); and

(b)	that Curable Default shall be deemed cured for all purposes and such Default shall cease be continuing.

28.3.4	For the purposes of this Clause 28.3, "Cure Amount" means an amount equal to:

(a)

the cash proceeds from (1) cash on hand of Parent or Borrower or (2) any person which is not a member of the Group of (i) any subscription for Equity Interests of the Borrower or the Parent, (ii) any capital contribution to the Borrower and (iii) any raising of funds by the Borrower or the Parent by way of any issuance of Equity Interests (whether by private placement or public offering);

(b)

loans in cash by any person which is not a member of the Group to the Parent or the Borrower (i) on subordinated terms acceptable to the Majority Lenders or (ii) on an unsecured basis, and, in either case, provided such loans are not made in breach of Clause 29.15 (Financial Indebtedness); and/or

(c)

in the case of a breach of the Collateral to Commitments Ratio, the amount of the Total Revolving Facility Commitments cancelled by the Parent in accordance with Clause 13.3 (Voluntary cancellation) in order to remedy a Curable Default in respect of a breach of Clause 28.1.4.

SCHEDULE 4

AMENDMENTS TO CLAUSE 29.15(a)

(a) (i)

during the Restricted Period, Credit Facilities Indebtedness and/or SLB Capitalised Lease Obligations comprising:-

(A) an aggregate principal amount of $200,000,000;

(B) an aggregate principal amount of up to NOK 600,000,000 (or currency equivalent); plus

(C) sums due under any Credit Facilities put in place by any Foreign Subsidiaries not exceeding an aggregate principal amount of $10,000,000 (or currency equivalent); and

(ii)

at any other time, Credit Facilities Indebtedness and/or SLB Capitalised Lease Obligations in an aggregate principal amount not exceeding at any time the greater of:-

(A) $350,000,000; and

(B) 25% of Consolidated Tangible Assets

provided that with respect to the paragraph (or paragraphs) indicated:-

(1)  under paragraph (ii) above, such Credit Facilities Indebtedness or SLB Capitalised Lease Obligations of any Foreign Subsidiaries at any time shall not exceed an aggregate principal amount of $50,000,000;

(2)  in respect of any SLB Capitalised Lease Obligations, for purposes of paragraphs (i) and (ii) above, such Financial Indebtedness comprising SLB Capitalised Lease Obligations shall not exceed $100,000,000 in aggregate during the term of the Facility; and

(3)  to the extent that SLB Capitalised Lease Obligations are incurred by the Group by virtue of a disposal of one or more Collateral Vessels, it shall be a condition of any such disposal that the Total Revolving Facility Commitments shall, within 5 Business Days of the date on which the Group receives the same, be permanently reduced by an amount equal to the Net Cash Proceeds.

SCHEDULE 5

AMENDED CLAUSES 31.1 AND 31.4, SET FORTH BELOW, ARE APPLICABLE ONLY DURING THE RESTRICTED PERIOD

31.1	Sale of Collateral Vessel

The Borrower may dispose of any Collateral Vessel (and any charter arrangements or similar agreements relating thereto) provided:-

(a)	each Borrower gives reasonable advance notice to the Agent of its intention to make such disposal;

(b)	the Collateral Vessel is disposed of on arm's length terms for an amount not less than the fair market value thereof as reasonably determined in good faith by the Borrower's board of directors;

(c)

the Relevant Net Cash Proceeds of the disposal are, except to the extent waived by all the Lenders, applied in prepayment of Loans outstanding under the Facility either (i) immediately upon receipt or (ii) on the last day of the current Interest Period (and in the latter case such Relevant Net Cash Proceeds shall be deposited as soon as possible in the Cash Collateral Account pending such prepayment);

(d)	[Not used]

(e)	immediately following such disposal, on a pro forma basis the financial covenants set out in Clause 28.1 (Financial covenants) would be satisfied;

(f)	immediately following such disposal, the ratio of the aggregate Appraised Value of the Collateral Vessels to Total Revolving Facility Commitments would be at least 1.50:1.0; and

(g)	the aggregate (across the period from the Agreement Date to the Termination Date) Appraised Value of all Collateral Vessels disposed of does not exceed $75,000,000.

31.4	Collateral Vessel Removal

Provided the terms of Clause 31.1 have been complied with, the Agent and Security Agent shall promptly do all such acts or execute all such documents (including releases of liens and termination of assignments) as such Borrower may reasonably specify to evidence such removal, all at such Borrower's expense.

SCHEDULE 6

The replacement Part 2 of Schedule 1 of the Facility Agreement is as follows:-

"PART 2

PART A

THE ORIGINAL LENDERS

Name of Original Lender	Revolving Facility Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

THE ROYAL BANK OF SCOTLAND PLC	$66,666,666.67

WELLS FARGO BANK, N.A.	$33,333,333.33

JPMORGAN CHASE BANK, N.A.	$33,333,333.33

BANK OF AMERICA, N.A.	$22,222,222.23

SUNTRUST BANKS	$22,222,222.22

DBS BANK LTD	$22,222,222.22

PART B

THE ORIGINAL SWINGLINE LENDERS

Name of Original Swingline Lender	Swingline Commitment	Treaty Passport scheme reference number (if applicable)	Jurisdiction and tax residence

JPMORGAN CHASE BANK, N.A.	$25,000,000

"

SIGNATORIES

THE PARENT AND ORIGINAL GUARANTOR

GULFMARK OFFSHORE, INC.

By: /s/ Samuel R. Rubio
Samuel R. Rubio
Senior Vice President – Controller, Chief Accounting Officer and Assistant Secretary

THE ORIGINAL BORROWER

GULFMARK AMERICAS, INC.

By: /s/ Samuel R. Rubio
Samuel R. Rubio
Senior Vice President – Controller, Chief Accounting Officer and Assistant Secretary

GMI

GULFMARK MANAGEMENT, INC.

By: /s/ Samuel R. Rubio
Samuel R. Rubio
Senior Vice President – Controller, Chief Accounting Officer and Assistant Secretary

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Andrew Guthrie

Andrew Guthrie

Director